Dehaier Medical Announces Results of 2012

Annual General Meeting of Shareholders

Beijing, December 17, 2012- Dehaier Medical Systems Ltd. (NASDAQ: DHRM) ("Dehaier" or the "Company"), an emerging leader in the development, assembly, marketing and sale of medical devices and homecare medical products, today announced the results of its 2012 Annual General Meeting of shareholders.

The shareholders of Dehaier have approved all the matters submitted to them at the Company’s 2012 annual general meeting held on December 14, 2012. A total of 3,514,488 shares were represented in person or by proxy at the Company's 2012 annual general meeting, representing a quorum of approximately 76.57% of the Company's outstanding shares. During the meeting, the following resolutions were duly passed:

(i)	The election of two Class II members of the Board of Directors, Mr. Phil Fan and Mr. Weibing Yang, to serve terms expiring at the Annual Meeting of Shareholders in 2015 or until their successors are duly elected and qualified
(ii)	The ratification of the appointment of Freidman LLP as the Company’s independent registered public accounting firm.
(iii)	The transaction of any other business properly coming before the meeting.

"We would like to thank our shareholders for their ongoing support and commitment to Dehaier Medical. Although Dehaier has experienced plenty of challenges in the past few years, we strongly believe that we are moving in the right direction to enhance our shareholders’ value. We hope our shareholders, partners, and friends continue to have the same faith that we have in our future. We are committed to being a very transparent company with a management team dedicated to operational excellence," said Mr. Ping Chen, CEO of Dehaier Medical.

About Dehaier Medical Systems Ltd.

Dehaier is an emerging leader in the development, assembly, marketing and sale of medical products, including respiratory and oxygen homecare medical products. The company develops and assembles its own branded medical devices and homecare medical products from third-party components. The company also distributes products designed and manufactured by other companies, including medical devices from IMD (Italy), Welch Allyn (USA), HEYER (Germany), Timesco (UK), eVent Medical (US) and JMS (Japan). Dehaier's technology is based on six patents, nine software copyrights and proprietary technology. More information may be found at http://www.dehaier.com.cn

Forward-looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, government approvals or performance, and underlying assumptions and other statements that are other than statements of historical facts, including in particular any implications regarding 2012 annual shareholder meeting. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, future developments in payment for and demand for medical equipment and services, implementation of and performance under the joint venture agreement by all parties, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Us

Dehaier Medical Systems Limited

Surie Liu

+86 10-5166-0080

lius@dehaier.com.cn

Dehaier Medical Systems Limited

Tina He

+86 10-5166-0080

hexw@dehaier.com.cn